PROMISSORY NOTE

$4,557.33

as of March 31, 2017

FOR VALUE RECEIVED, the undersigned, THE GREATER CANNABIS COMPANY, INC. (the “Company”) (“Borrower”), a Florida corporation, does hereby promise to pay SYLIOS CORP (“Lender”), a Florida corporation, or its successor, the principal sum of Four Thousand Five Hundred Fifty-Seven and 33/100 Dollars ($4,557.33). The Note shall have a term of six months and shall accrue interest at Three percent (3%) annually.

WHEREAS, during the 1st Quarter of 2017, Lender either advanced funds to Borrower or paid expenses on behalf of Borrower totaling Four Thousand Five Hundred Fifty-Seven and 33/100 Dollars ($4,557.33); and

WHEREAS, Borrower has agreed to issue this Note to Lender to define the terms of the repayment of said amount.

In the event that the Note is not paid prior to the Demand Date (September 30, 2017), Lender shall have the right thereafter, exercisable in whole or in part, to convert the outstanding principal and interest payment hereunder into a number of fully paid nonassessable whole shares of the Company’s $.001 par value common stock (“Common Stock”) determined by the number of whole shares of Common Stock into which this Note may be voluntarily converted (“Conversion Shares”) at a price mutually agreed upon by the Company and the Lender (the “Note Conversion Price”); provided; however, that, in no event shall Lender be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Lender and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note of the unexercised or unconverted portion of any other security of Maker subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of this portion of the Note with respect to which the determination of the proviso is being made, would result in beneficial ownership by Lender and its affiliates of more than 9.9% of the outstanding shares of Common Stock of the Company. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities exchange Act of 1934 and Regulation 13D-G thereunder, except as otherwise provided in in clause (1) of such proviso. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the Note Conversion Price. The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus, (2) at the Company’s option, accrued and unpaid interest, if any, on such principal amount at the interest rate provided in this Note to the conversion date, provided, however, that the Company shall have the right to pay any or all interest in cash.

This Note shall in all respects be construed, governed, applied and enforced in accordance with the laws of the State of Florida applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law.

The maker of this Note hereby waves presentment, protest and nonpayment.

IN WITNESS, WHEREOF, this Promissory Note has been executed on the day and year first above written.

THE GREATER CANNABIS COMPANY, INC.

/s/ Wayne Anderson

By: _______________________

      Wayne Anderson, as President